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                                                                    Exhibit 23.1
                                                                    ------------

                         Independent Auditiors' Consent

The Board of Directors
Orchid BioSciences, Inc.:

          We consent to the incorporation by reference in the registration statements No. 333-53118 and No. 333-76744 on Form S-8 and No. 333-60582 on Form S-3 of Orchid BioSciences, Inc. of our report dated February 25, 2002, except as to note 21, which is as of March 5, 2002, with respect to the consolidated balance sheets of Orchid BioSciences, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 Annual Report on Form 10-K of Orchid BioSciences, Inc. Our report refers to the Company's adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," as of July 1, 2001 and of certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as required for goodwill and other intangibles resulting from business combinations consummated after June 30, 2001.

                                  /s/ KPMG LLP

Princeton, New Jersey
April 1, 2002